EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 29, 2018 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ: ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $13.4 million, or $0.30 per basic and diluted common share, for the three months ended September 30, 2018.  This compares to net income of $12.0 million, or $0.27 per basic and diluted common share, for the corresponding 2017 period.

The Company also reported that its Board of Directors has declared a $0.25 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be November 9, 2018 and the payment date will be November 19, 2018.

“We had net income of $13.4 million or 30 cents per share for the quarter, which included a $2.0 million reversal of our loan loss provision,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “We also completed a substantial portion of our BSA/AML issues.” Mr. Lynch continued: “Deposits increased by $8.9 million and loans net decreased by $38.9 million.  The loan decrease was primarily as a result of principal payments of over $123 million during the quarter. The CRE market has grown beyond highly competitive to a point where transactions are being completed by our competitors at ever thinner spreads as the yield curve have flattened.  We have seen numerous instances of higher loan to value ratios and extended interest only periods, which we choose not to match. We will continue to pursue well structured transactions within our conservative underwriting standards.”

Comparison of Operating Results

Net Income

Net income increased $1.4 million, or 11.7%, to $13.4 million for the quarter ended September 30, 2018, from $12.0 million for the corresponding 2017 quarter.  The primary causes of the increased net income in 2018 were a reversal of provision for loan losses of $2.0 million and reduced income tax expense, partially offset by increased non-interest expenses.  Our annualized return on average assets was 1.29% for the quarter ended September 30, 2018, and 1.16% for the quarter ended September 30, 2017.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2018		2017			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$35,952	4.08%	$35,837	4.02%	$115	$(38,017)	0.06%
Dividends on FHLB stock	448	6.48%	485	6.47%	(37)	(2,341)	0.01%
Equity securities	10	2.62%	12	3.22%	(2)	36	(0.60)%
Debt securities AFS	240	2.29%	484	2.06%	(244)	(51,895)	0.23%
Debt securities HTM	1,929	2.31%	1,099	1.86%	830	97,490	0.45%
Federal funds sold and
short term investments	22	2.03%	3	1.25%	19	3,380	0.78%
Total interest income	$38,601	3.92%	$37,920	3.86%	$681	$8,653	0.06%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  However, the market to originate such loans has been particularly challenging during the past year.  Competitors, including non-bank competitors, are providing financing to prospective borrowers at rates and terms that are not considered palatable by the Company.  In addition, many borrowers refinanced loans they had with the Company to obtain financing that the borrowers considered more advantageous.  Consequently, the Company has experienced decreasing loan balances throughout calendar 2018.  The Company also realized robust prepayment fee income in conjunction with the decreased balances.  Given the overall increase in the current interest rate environment, the Company has now slightly adjusted its pricing strategies in order to potentially generate increased originations.  However, the Company remains unwilling to lower its underwriting standards or solicit loans with potential excessive interest rate risk.

The average balance of the loan portfolio decreased $38.0 million for the three months ended September 30, 2018 versus the comparable 2017 period.  Loan originations and principal payments totaled $82.0 million and $123.5 million, respectively, for the three months ended September 30, 2018.  For the comparable 2017 period, loan originations and principal payments totaled $147.5 million and $153.0 million, respectively.  There were no loan purchases in either period.  On a linked quarter basis (September 30, 2018 versus June 30, 2018), the average balance of the loan portfolio decreased $30.7 million.

The yield on the loan portfolio increased 6 basis points for the quarter ended September 30, 2018 versus the comparable 2017 period.  On a linked quarter basis (September 30, 2018 versus June 30, 2018), the yield on the loan portfolio decreased 7 basis points.  The level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio increased 7 basis points versus the quarter ended September 30, 2017 and was flat versus the June 30, 2018 quarter.  Prepayment penalties totaled $1.1 million, $1.8 million and $1.3 million for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively.  The average balance of debt securities available for sale decreased $51.9 million for the three months ended September 30, 2018 versus the comparable 2017 period, while the average balance of debt securities held to maturity increased $97.5 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.  The available for sale balance was also impacted by sales of $29.5 million that occurred over the 12 months ended September 30, 2018.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2018		2017			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$190	0.38%	$101	0.23%	$89	$23,077	0.15%
Money market	2,057	1.09%	2,382	1.11%	(325)	(98,680)	(0.02)%
Checking accounts	1,659	0.92%	972	0.54%	687	8,370	0.38%
Time deposits	5,131	1.67%	3,898	1.37%	1,233	94,176	0.30%
Total deposits	9,037	1.24%	7,353	1.02%	1,684	26,943	0.22%
Borrowings	3,269	2.29%	2,923	1.97%	346	(21,993)	0.32%
Total interest expense	$12,306	1.41%	$10,276	1.18%	$2,030	$4,950	0.23%

Strong deposit growth remains a strategic objective of the Company, however, growth has been particularly difficult to attain in the current environment.  Many competitors have offered desirable deposit “specials” to customers.  In addition, the Company’s municipal deposit accounts have been targeted by competitors.  The Company has been able to maintain the vast majority of their deposits to date, but has needed to increase the interest rates on the accounts in order to preserve them.  This action specifically impacted the cost of checking accounts.  As a result of these circumstances, deposit growth has been muted.  As detailed above, the average balance of deposits increased $26.9 million for the quarter ended September 30, 2018 versus the comparable 2017 period.  On a linked quarter comparison (September 30, 2018 versus June 30, 2018), the average balance of deposits decreased $39.6 million.  The overall cost of deposits increased 22 basis points for the quarter ended September 30, 2018 versus the comparable 2017 period, and 7 basis points on a linked quarter comparison basis.  The increased costs are primarily due to the impact of market pressures.

The average balance of borrowings decreased $22.0 million for the three months ended September 30, 2018 versus the comparable 2017 period, while the cost increased 32 basis points.  The increase in the average balance of deposits and contraction of loan balances allowed the Company to reduce borrowings.  The cost of borrowings has been impacted by the overall increase in interest rates, particularly overnight and short term borrowings.

Net Interest Income Before Provision for Loan Losses

Net interest income decreased by $1.3 million to $26.3 million for the three months ended September 30, 2018, from $27.6 million for the three months ended September 30, 2017.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

			Net Interest Income Before Provision Excluding Prepayment Penalties

	Net Interest	Prepayment		Including Prepayment Penalties		Excluding Prepayment Penalties
	Income Before	Penalty
Quarter Ended	Provision	Income		Spread	Margin	Spread	Margin

	(dollars in thousands)
September 30, 2018	$ 26,295	$ 1,154	$ 25,141	2.51%	2.67%	2.40%	2.55%
June 30, 2018	27,721	1,836	25,885	2.65%	2.81%	2.47%	2.63%
March 31, 2018	26,953	553	26,400	2.60%	2.74%	2.54%	2.68%
December 31, 2017	27,608	1,638	25,970	2.67%	2.81%	2.50%	2.64%
September 30, 2017	27,644	1,289	26,355	2.68%	2.82%	2.55%	2.68%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  Borrowers can be driven to prepay their loans based on factors other than interest rates.  The level of loan prepayments and prepayment income experienced by the Company has been elevated (versus historical levels) despite a period of generally increasing interest rates.

The Company’s spread and margin have been under pressure due to several factors, including:  a flattening treasury yield curve, modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments, and increased funding costs. The Company executed a previously disclosed balance sheet restructuring partially to counter a portion of the spread and margin compression resulting from these factors.  While spread and margin have been under pressure for an extended period, the competitive market for deposits increased substantially over the three month period ended September 30, 2018. The Company increased their rates on certain deposit accounts, primarily in response to this situation.  The full ramifications of these increases will impact future periods.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $73,000 for the three months ended September 30, 2018 and $78,000 for the three months ended September 30, 2017.

Provision for Loan Losses

The Company recorded a reversal of provision for loan losses of $2.0 million for the three months ended September 30, 2018 and no provision for loan losses for the three months ended September 30, 2017.  A rollforward of the allowance for loan losses for the three months ended September 30, 2018 and 2017 is presented below:

	Three months ended
	September 30,
	2018	2017

	(Dollars in thousands)
Balance at beginning of period	$30,562	$30,272
Reversal of provision for loan losses	(2,000)	-
Recoveries of loans previously charged off	3	152
Loans charged off	-	22
Balance at end of period	$28,565	$30,402

Allowance for loan losses to total loans	0.81%	0.84%
Net charge-offs (annualized) to average
loans outstanding	-%	(0.02)%

Delinquency and non-performing asset information is provided below:

	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$15,261	$5,253	$9,772	$3,166	$987
60 - 89 days past due	356	171	472	142	1,656
Nonaccrual	9,083	7,877	11,887	14,489	9,906
Total	$24,700	$13,301	$22,131	$17,797	$12,549

Non-Performing Asset Totals
Nonaccrual loans, per above	$9,083	$7,877	$11,887	$14,489	$9,906
Real Estate Owned	1,564	1,564	636	-	-
Total	$10,647	$9,441	$12,523	$14,489	$9,906

Nonaccrual loans to total loans	0.26%	0.22%	0.33%	0.40%	0.28%
Delinquent loans to total loans	0.70%	0.37%	0.61%	0.49%	0.35%
Non-performing assets to total assets	0.26%	0.23%	0.30%	0.35%	0.24%

The $2.0 million reversal of provision for loan losses was due primarily to loan portfolio contraction and reduced qualitative factors within the allowance calculation as determined as part of our quarterly reassessment.  The qualitative factor adjustment was also partially attributable to portfolio contraction.  Overall, non-performing asset totals and minimal charge-offs continue to illustrate minimal credit issues at the Company.  However, during the quarter, the total of loans 30-59 days past due increased significantly.  This increase is primarily due to one larger loan that has been a slow payer but is well collateralized and does not currently present any valuation concerns.

Non-Interest Income

Non-interest income decreased $150,000 to $821,000 for the three months ended September 30, 2018, from $971,000 for the three months ended September 30, 2017.   The primary change was an $119,000 decrease in value of equity securities held by the Company.

Non-Interest Expense

Non-interest expense increased $1.1 million to $10.6 million for the three months ended September 30, 2018, from $9.5 million for the three months ended September 30, 2017.  The primary change was an increase in other expenses, which increased $1.1 million to $2.3 million for the three months ended September 30, 2018, from $1.2 million for the three months ended September 30, 2017.   As initially disclosed in the Company’s Form 10-Q for the quarterly period ended December 31, 2017, the Company entered into an informal agreement with regulators regarding Bank Secrecy Act and Anti-Money Laundering compliance matters.  The Company originally estimated that total costs associated with the remediation of these matters will not exceed approximately $2.0 million.  However, the costs for the three month period ended September 30, 2018 exceeded expectations.  The Company has incurred expenses associated with the remediation of these matters of $1.3 million for the year ended June 30, 2018 and $1.1 million for the three months ended September 30, 2018.  The Company believes that significant progress has been made regarding the remediation of these matters and that the majority of the necessary costs have been expended and expensed.  The Company currently estimates that total remaining costs associated with the matter will not exceed $1.0 million.

Income Tax Expense

Income tax expense for the three months ended September 30, 2018 was $5.1 million on pre-tax income of $18.5 million, resulting in an effective tax rate of 27.5%.   Income tax expense for the three months ended September 30, 2017 was $7.1 million on pre-tax income of $19.1 million, resulting in an effective tax rate of 37.2%.   The decrease in effective tax rate in the 2018 period was the result of the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which lowered the federal corporate income tax rate to 21% beginning in 2018 from a maximum rate of 35% in 2017.  The benefit of the lower federal tax rate in 2018 was partially offset by the impact of New Jersey (“NJ”) tax legislation enacted on July 1, 2018 that imposes a temporary surtax of 2.5% for tax years beginning on or after January 1, 2018 through December 31, 2019, and 1.5% for tax years beginning on or after January 1, 2020 through December 31, 2021.  The legislation also requires mandatory unitary combined filing for members of an affiliated group for tax years beginning on or after January 1, 2019.  The Company reports earnings on a fiscal year basis and the increased income tax implications of the NJ legislation are partially recognized by the Company ratably over the course of the fiscal year ending June 30, 2019.  The full impact of the legislation will be recognized in the fiscal year ending June 30, 2020.  The Company’s estimated effective tax rate for the fiscal year ending June 30, 2019 is 25.0%.  The Company’s estimated effective tax rate is expected to increase subsequent to the fiscal year ending June 30, 2019.  The legislation required a revaluation of our deferred tax assets/liabilities based on the rates at which they are expected to reverse in the future.  The revaluation of the Company's deferred tax balances resulted in a one-time non-cash charge of $477,000 which was included in income tax expense for the three months ended September 30, 2018.

Comparison of Financial Condition at September 30, 2018 and June 30, 2018

Total Assets.  Total assets decreased $56.7 million to $4.11 billion at September 30, 2018, from $4.17 billion at June 30, 2018.  The primary contributor to the decreased asset level was the contraction in loan balances.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $6.3 million to $28.6 million at September 30, 2018, from $34.8 million at June 30, 2018.

Net Loans.  Loans, net decreased $38.9 million to $3.50 billion at September 30, 2018, from $3.54 billion at June 30, 2018.  As discussed in “Comparison of Operating Results, Net Interest Income,” our origination volume is below historical levels and loan principal payments remain elevated.  While management has slightly adjusted loan pricing in order to increase originations, it currently appears likely there will be a further contraction of loan balances at December 31, 2018.

Debt securities available for sale.  Debt securities AFS decreased $3.5 million to $39.7 million at September 30, 2018, from $43.1 million at June 30, 2018.  The decrease is primarily due to principal payments.

Debt securities held to maturity.  Debt securities HTM decreased $7.8 million to $327.6 million at September 30, 2018, from $335.4 million at June 30, 2018.  The decrease is primarily due to principal payments.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $3.1 million to $27.3 million at September 30, 2018, from $30.4 million at June 30, 2018.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the quarter, excess FHLB stock was redeemed.

Deposits.  Deposits balances were relatively stable at $2.92 billion, increasing $8.9 million over the quarter ended September 30, 2018.  See “Interest Expense” for discussion regarding deposit balances.  The Company’s loan to deposit ratio decreased to 119.8% at September 30, 2018.

Borrowings.  Borrowings decreased $70.2 million to $526.2 million at September 30, 2018, from $596.4 million at June 30, 2018.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $3.6 million to $562.9 million at September 30, 2018, from $559.3 million at June 30, 2018.  The increase was primarily due to net income and the release of treasury shares in conjunction with stock option exercises, partially offset by dividends.  Based on our September 30, 2018 closing price of $15.55 per share, the Company stock was trading at 128.8% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	June 30,
Assets	2018	2018
	(unaudited)	(audited)
Cash on hand and in banks	$24,241	$23,613
Federal funds sold and short term investments	4,322	11,235
Cash and cash equivalents	28,563	34,848

Loans, net	3,501,985	3,540,903
Equity securities	1,446	1,565
Debt securities available for sale, at fair value	39,662	43,126
Debt securities held to maturity,
fair value of $317,158 and $326,511, respectively.	327,591	335,374
Bank Owned Life Insurance (at cash surrender value)	99,061	98,438
Federal Home Loan Bank of New York stock ("FHLB"), at cost	27,304	30,365
Accrued interest receivable	11,892	11,261
Real estate owned	1,564	1,564
Office properties and equipment, net	13,323	13,455
Deferred tax assets	25,236	25,864
Other assets	32,663	30,276
Total Assets	$4,110,290	$4,167,039

Liabilities
Deposits	$2,924,025	$2,915,128
Borrowings	526,159	596,372
Advance payments by borrowers for taxes and
insurance	24,604	24,169
Official checks outstanding	3,766	5,454
Other liabilities	68,792	66,570
Total liabilities	3,547,346	3,607,693

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 46,619,858 shares outstanding at
September 30, 2018 and 46,616,646 shares outstanding at
June 30, 2018.	562	562
Additional paid-in capital	514,373	514,002
Unallocated common stock held by the employee stock
ownership plan	(16,281)	(16,631)
Non-vested restricted stock awards	(311)	(176)
Treasury stock, at cost; 9,625,207 shares at September 30, 2018 and
9,628,419 shares at June 30, 2018.	(129,429)	(129,433)
Retained earnings	182,702	179,799
Accumulated other comprehensive income, net of tax	11,328	11,223
Total stockholders' equity	562,944	559,346
Total Liabilities and Stockholders' Equity	$4,110,290	$4,167,039

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three Months Ended September 30, 2018 and 2017
(In thousands, except share data)

	Three months ended
	September 30,

	2018	2017

	unaudited
Interest income:
Loans	$35,952	$35,837
Dividends on FHLB stock	448	485
Equity securities	10	12
Debt securities available for sale	240	484
Debt securities held to maturity	1,929	1,099
Federal funds sold and short term investments	22	3
Total Interest Income	38,601	37,920

Interest expense:
Deposits	9,037	7,353
Borrowings	3,269	2,923
Total interest expense	12,306	10,276

Net interest income before provision for loan losses	26,295	27,644

Reversal of provision for loan losses	(2,000)	—
Net interest income after provision for loan losses	28,295	27,644

Non-interest income:
Fees and service charges for customer services	239	256
Bank-owned life insurance	624	646
Net losses recognized on equity securities	(119)	—
Other income	77	69
Total non-interest income	821	971

Non-interest expenses:
Compensation, payroll taxes and fringe benefits	6,581	6,556
Advertising	143	142
Office occupancy and equipment expense	760	749
Data processing service fees	499	544
Federal insurance premiums	300	300
Other expenses	2,344	1,221
Total non-interest expenses	10,627	9,512

Income before income tax expense	18,489	19,103
Income tax expense	5,092	7,107
Net income	$13,397	$11,996

Income per basic common share	$0.30	$0.27
Income per diluted common share	$0.30	$0.27